Exhibit 99.1

Press Release Source: Cycle Country Accessories Corp.

Cycle Country Accessories Corp. Reports Preliminary Unaudited Fiscal 2010 First and Second Quarter Financial Results, Announces Retirement of Alan Bailey and other Personnel Changes.

Preliminary Unaudited Second Quarter Highlights for the Fiscal Quarter Ending March 31, 2010:

•                  Second quarter 2010 net loss of $288,471, decreased 64% from a loss of $799,561 in the second quarter 2009, resulting in earnings per diluted share of ($.05), up 63% from the prior year period.

•                  Second quarter 2010 sales of $2,308,264 were up 45% from the 2009 second quarter.

•                  Gross profit for the second quarter 2010 improved by $830,000.

•                  Inventories decreased 26% from the second quarter of 2008, declining by $1,187,490.

Preliminary Unaudited First Quarter Highlights for the Fiscal Quarter Ending December 31, 2009:

•                  First quarter 2010 net gain of $227,277, increased 121% from a loss of $187,894 in the first quarter 2009, resulting in earnings per diluted share of $.04, up 83% from the prior year period.

•                  First quarter 2010 sales of $4,128,681 were down 4% from the 2009 first quarter.

•                  Gross profit for the first quarter 2010 decreased by $158,500.

•                  Factory inventory decreased 71% from the first quarter of 2008, declining by $1,391,551.

Spencer, Iowa—(BUSINESS WIRE)— May 10, 2010: Cycle Country Accessories Corp. (AMEX:ATC -News)(“Cycle Country”) reported on a preliminary, unaudited basis that it experienced a net loss of ($.05) per diluted share for the second quarter of fiscal 2010, compared to ($.13) per diluted share for the prior year period.  Net income for the second quarter of fiscal 2010 was ($288,471), compared to the prior year’s second quarter net income of ($799,560). Sales for the quarter increased 45 percent to $2,337,402, compared to last year’s second quarter sales of $1,611,252.

The Company also reported on a preliminary, unaudited basis that it experienced a net profit of $.04 per diluted share for the first quarter of fiscal 2010, compared to ($.03) per diluted share for the prior year period.  Net income for the first quarter of fiscal 2010 was $227,277, compared to the prior year’s first quarter net loss of $187,894. Sales for the quarter decreased 4 percent to $4,153,248, compared to last year’s first quarter sales of $4,333,615.

The Company also announced two organizational changes.  Mr. Alan Bailey, the Vice President of Engineering and a former member of the Company’s Board of Directors, retired from the Company effective April 30, 2010.  In addition, Mr. Phil Kohrs, most recently the Vice President of Manufacturing, has accepted the new position of Vice President of Business Development for the Company’s Imdyne division, where he will be responsible for the sales of contract manufacturing services.

Jeffrey Tetzlaff, Chief Executive Officer of Cycle Country commented, “The extraordinary legal and reporting costs associated with the January 2010 announcement of misappropriated funds by the former Chairman of the Board resulted in the net loss reflected for the second quarter.  Without these extraordinary expenses, both the first and second quarter would have shown positive results.” He added, “On the positive side, lower product costs resulting from improvements in purchasing, inventory control and manufacturing processes are beginning to take effect, and are reflected in higher sustainable product margins and a significant upturn in sales volume for the second quarter.”

About Cycle Country Accessories Corp.

The Company is the recognized industry leader in the marketing, sales, design and manufacturing of custom fitting accessories for utility all-terrain vehicles (ATV’s), under the brand names of Cycle Country Accessories and Weekend Warrior. Products include snowplows, mowers, 3-point hitches and implements, storage, bed lifts, brush guards and more.

The Company also produces a line of specialty products for golf carts, lawn and garden equipment and motor sports vehicles under the brand name of Plazco.

Under the brand name of Perf-Form, the Company manufactures and distributes a broad line of high performance oil filters for motorcycles, ATV’s and watercraft.

In addition, the Company provides metal fabrication and contract manufacturing services through its Imdyne division.

www.cyclecountry.com	www.plazco.com	www.perf-form.com	www.imdyne.com

Forward Looking Statements   This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations are intended to identify forward-looking statements. Forward-looking statements include the amount misappropriated in connection with the matters discussed above; the period in which the activities discussed above took place and the persons involved in such activities; the outcome of any further investigation or other action that Cycle Country or federal or state authorities may undertake with respect to these matters; the availability of insurance coverage; any remediation that Cycle Country may take with respect to any financial accounting and disclosure control deficiencies it may discover; and Cycle Country’s ability to filed restated financial statements. These statements speak only of the date hereof and are subject to risks and uncertainties that could cause actual results to differ materially, including further review of the matters discussed above, actions that may be taken or required as a result of the Investigation, including the need to restate prior financial results, and the conclusions reached by Cycle Country’s management and board of directors based on the results of any investigations, and any further review or investigation.  Cycle Country undertakes no obligation to revise or update publicly any forward-looking statements

Contact:

Cycle Country Accessories Corp.
Robert Davis
800-841-2222
bdavis@cyclecountry.com